As filed with the Securities and Exchange Commission on September 15, 2021

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIGS, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2300	46-2005653
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2834 Colorado Avenue, Suite 100

Santa Monica, California 90404

(424) 300-8330

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Heather Hasson

Trina Spear

Co- Chief Executive Officers

FIGS, Inc.

2834 Colorado Avenue, Suite 100

Santa Monica, California 90404

(424) 500-8209

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe	Jeffrey D. Lawrence	Dave Peinsipp
Ian D. Schuman	Chief Financial Officer	Kristin VanderPas
Alison A. Haggerty	FIGS, Inc.	Charles S. Kim
Latham & Watkins LLP	2834 Colorado Avenue, Suite 100	Cooley LLP
1271 Avenue of the Americas	Santa Monica, California 90404	101 California Street, 5th Floor
New York, New York 10020	(424) 500-8209	San Francisco, California 94111
(212) 906-1200		(415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-259504)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A Common Stock, $0.0001 par value per share	104,284	$42.27	$4,408,084.68	$480.93

(1)

Represents only the additional number of shares of Class A common stock being registered, and includes 13,602 additional shares of Class A common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-259504).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A common stock on September 10, 2021, as reported on the New York Stock Exchange.

(3)

The Registrant previously paid a filing fee of $46,811.58 for the Registration Statement on Form S-1 (File No. 333-259504), which was declared effective on September 15, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $4,408,084.68 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the registrant’s prior Registration Statement on Form S-1 (File No. 333-259504), initially filed by FIGS, Inc. with the Securities and Exchange Commission (the “Commission”) on September 14, 2021 (together with its exhibits the “Prior Registration Statement”), which was declared effective by the Commission on September 15, 2021. The Prior Registration Statement is incorporated herein by reference.

The registrant is filing this registration statement for the sole purpose of registering the sale of an additional 104,284 shares of Class A common stock, which includes 13,602 shares of Class A Common stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed in Part II, Item 16 of this Registration Statement and filed herewith.

PART II

Information Not Required in Prospectus

Item 16. Exhibits

The following documents are filed as exhibits to this Registration Statement, and all other exhibits previously filed as exhibits to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-259504), are incorporated by reference into, and shall be deemed to be a part of, this filing.

Exhibit No.	Description
5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 filed with the Prior Registration Statement on September 14, 2021)

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 filed with the Prior Registration Statement on September 14, 2021)

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, Santa Monica, State of California on this 15th day of September 2021.

FIGS, Inc.

By:	/s/ Catherine Spear
Catherine Spear Co-Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Catherine Spear Catherine Spear	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	September 15, 2021

/s/ Heather Hasson Heather Hasson	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	September 15, 2021

/s/ Jeffrey D. Lawrence Jeffrey D. Lawrence	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2021

* Sheila Antrum	Director	September 15, 2021

* Michael Soenen	Director	September 15, 2021

* J. Martin Willhite	Director	September 15, 2021

*By:	/s/ Catherine Spear
Catherine Spear Attorney-in-Fact